Ingersoll-Rand Completes Sale of its Engineered Solutions Business to Timken

Hamilton, Bermuda, February 18, 2003-Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that it has completed the sale of its Engineered Solutions business to The Timken Company for approximately $840 million. The purchase price consists of $700 million in cash and approximately 9.4 million shares of Timken common stock, which are valued at $140 million. Ingersoll-Rand will hold the Timken shares for a minimum of six months.

The Engineered Solutions business comprised Ingersoll-Rand's worldwide precision bearings and motion-control components and assemblies businesses, and the associated Torrington, Fafnir, Kilian, Nadella and IRB brands.

"The Engineered Solutions business is a market leader with a strong cadre of dedicated, professional employees," said Herbert L. Henkel, chairman, president and chief executive officer. "I am confident that Engineered Solutions will continue its strong performance, which will be significantly enhanced by being part of a company providing complementary products and solutions to global customers."

"We will use the immediate cash proceeds of the sale to pay down debt, which will enable us to apply our strong free cash flow for bolt-on acquisitions and to consider share repurchases."

This news release includes "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ materially from those anticipated in the forward-looking statements. Economic conditions, regulatory approvals, availability of financing and other factors could impact Ingersoll-Rand or Timken and the timing or completion of the sale. Additional information regarding risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the three months ended September 30, 2002.

Ingersoll-Rand is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure. The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and retail refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; PowerWorks microturbines; and Ingersoll-Rand industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets. Further information on IR can be found on the company's web site at www.irco.com.